Exhibit 99.1

NEWS RELEASE

Duke Energy Corporation
P.O. Box 1009
Charlotte, NC 28201-1009

Oct. 25, 2007	MEDIA CONTACT:	Mark Craft
	Phone:	(704) 382-7364
	24-Hour:	(704) 382-8333

	ANALYSTS:	Sean Trauschke
	Phone:	(980) 373-7905

Duke Energy Names Two New Directors; Declares Quarterly Dividend

CHARLOTTE, N.C. — Duke Energy announced that its board of directors increased its size from 10 to 12 members with the election today of Daniel R. DiMicco and Philip R. Sharp.

DiMicco is chairman, president and CEO of Charlotte-based Nucor Corporation. In his 25-year career at Nucor, DiMicco rose through the ranks and was named president, chief executive officer and a member of the board of directors in September 2000. He was elected vice chairman in June 2001 and chairman in May 2006.

Sharp is president of Washington, DC-based Resources for the Future. He is a former member of the U.S. House of Representatives from Indiana and a member of the faculty of the John F. Kennedy School of Government at Harvard University.

“We’re delighted to have the benefit of Dan and Phil’s extensive experience and knowledge in the corporate and public policy sectors to help guide our future course,” said Duke Energy Chairman, President and CEO James E. Rogers. “Their guidance will be invaluable to us.”

In other action taken today, the Duke Energy board declared a quarterly cash dividend on its common stock of $0.22 per share. The dividend is payable on Dec. 17, 2007, to shareholders of record on the close of business Nov. 16, 2007.

This is the 81st consecutive year that Duke Energy has paid quarterly cash dividends on its common stock.

Duke Energy, one of the largest electric power companies in the United States, supplies and delivers energy to approximately 4 million U.S. customers. The company has nearly 37,000 megawatts of electric generating capacity in the Midwest and the Carolinas, and natural gas distribution services in Ohio and Kentucky. In addition, Duke Energy has more than 4,000 megawatts of electric generation in Latin America, and is a joint-venture partner in a U.S. real estate company.

Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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